LEASE AGREEMENT

This Lease Agreement(this "Lease") entered into by and between PARQUE INTERNACIONAL ESCOBEDO, S.A. DE C.V. (hereinafter referred to as "Lessor"), a corporation with its principal place of business in Monterrey, Nuevo Leon, Mexico, represented herein by Messrs. Rodrigo Cantú Segovia and Juan Carlos Gonzalez Quezada in their  capacities of attorney-in-fact; and by ACCURIDE DEL NORTE, S.A. DE C.V., (herein referred to as "Lessee") a corporation having its principal place of business in Cienega de Flores, Nuevo Leon,  Mexico, represented herein by Mr. Luis Martin Soto Tellez, in his capacity of attorney-in-fact, and together with Lessor referred to as the "Parties" and individually referred to as a "Party") in accordance with the following recitals and clauses:

Recitals:

Messrs. Rodrigo Cantú Segovia and Juan Carlos Gonzalez Quezada hereby declare on behalf of Lessor:

I. That: (a) Lessor is a Mexican corporation duly incorporated pursuant to the General Law of Mercantile Corporations as evidenced with public deed number 3,867, dated November, 29, 2005, granted before Lic. Carlos Montaño Pedraza, Notary Public number 130 in and for the city of Monterrey, N.L. and duly filed with the Public Registry of Property and Commerce of Nuevo Leon under electronic number 96397*1; and (b) Mr. Rodrigo Cantú Segovia and Mr. Juan Carlos Gonzalez Quezada are duly authorized to act on behalf of Lessor as evidenced with public deed number 4,967 granted before Lic. Patricio Enrique Chapa González, Notary Public number 46 in and for the city of Monterrey, N.L., and duly filed with the Public Registry of Property and Commerce of Nuevo Leon under electronic number 96397*1 dated February, 25, 2010.  The authority of Mr. Rodrigo Cantú Segovia and Mr. Juan Carlos Gonzalez Quezada to act on behalf of and represent the Lessor under the terms of this Lease has not been revoked or limited in any manner whatsoever.

II. That Lessor is the owner and has full possession of a real property located in an extension of land identified as polygon number 9 in the municipality of Escobedo, Nuevo Leon, Mexico, where the "Vynmsa Escobedo Industrial Park" is developed (the "Industrial Park") having a shared surface of approximately 213,410.60 square meters (hereinafter the "Plot of Land") such ownership as evidenced with public instrument number 4,232 dated March, 14, 2006, granted before Lic. Carlos Montaño Pedraza Notary Public number 130 in and for the city of Monterrey, N.L., and filed with the Public Registry of Property under log entry number 790, volume 80, book 33, section property, Escobedo unit, on May, 30, 2006, copy of which is attached herewith as Exhibit "A".

Over a portion of such Plot of Land of approximately 18,215.40 square meters (hereinafter the "Land") an industrial type building is erected (hereinafter the "Building") with an approximate constructed area of 92,883 square feet (hereinafter the "Rentable Area") with address known as: Avenida Internacional #130, Fracc. Vynmsa Escobedo Industrial Park. Hereinafter such Building and the Land where the Building is erected shall be referred collectively as the "Leased Property" which is identified in the lay-out attached herewith as Exhibit "B".

III. That Lessor warrants and represents to Lessee that the Leased Property is free and clear of any and all encumbrances, security interests, mortgages, attachments, liens and any other kind of limitation of domain and is not subject to any foreclosure proceeding, as evidenced with the certificate of no liens issued by the Public Registry of Property of Escobedo, which is attached hereto as Exhibit "C".

IV. That the Leased Property is current in the payment of the Municipal property taxes (impuesto predial), a copy of the bill evidencing payment in full of the property taxes accruing on the Leased Property up to the month of December 2016, is attached hereto as Exhibit "D".  Furthermore, the Land substantially comprising the Leased Property is filed with the State Land Department (Dirección de Catastro) under land code number (clave catastral) 29 086 005.

V. That the Land comprising the Leased Property has an authorized zoning designation compatible with light non-contamination  industrial use which, subject to the obtainment of the required permits or licenses applicable to Lessee and to Lessee´s Activities (as such term is defined further in this Lease Agreement), would allow Tenant to engage in the tire mounting and line sequencing work to be carried out by Lessee, in accordance with the city plan of the Municipality of Escobedo, N.L., Mexico.  To this extent, a zoning certificate is attached hereto as Exhibit "E".

VI. That at the date of execution of this Lease, to the best of its knowledge, the Leased Property is free and clean of any kind of contamination with a Pollutant and the Leased Property is not located in a flood hazard area.

VII. That Lessor has caused the elaboration of a soil mechanic study upon the soil of the Leased Property to secure that the soil of the Leased Property is free of geological, topographic and hydrologic or other similar defects. A copy of the cover of such study is attached herewith as Exhibit "F".

VIII. That the Building is built under valid construction licenses, permits and authorizations and, the Building is in compliance with the applicable laws. A copy of any such construction license, permit, authorizations or notice shall be made available to Lessee promptly upon written request, at no cost to Lessee.

IX. That no third party, corporate or governmental consent or action is required to be obtained, or caused to be obtained from, or on behalf of Lessor, in order to lease the Leased Property to Lessee or otherwise consummate any of the transactions contemplated herein.

X. To the best of its knowledge the Leased Property has not been used and has not object or product of any felony act from the organized crime or has been used to cover or hide goods and products resulting from crime activities or any other as referred to in the Federal Law of Extinction of Domain ("Ley Federal de Extinción de Dominio") and its correlative state laws and any felony or crime pursuant to the federal and state Criminal Codes or any other applicable laws.

XI. That the Leased Property was previously leased by the Company GAIM REGIOMONTANA, S.A. DE C.V., ("GAIM REGIOMONTANA") who surrendered the possession of the Leased Property in the conditions as specified (the "Specifications") and described under Exhibit "H" of this Lease.

Mr. Luis Martin Soto Tellez hereby declares on behalf of Lessee:

I. That Lessee is a Mexican corporation duly incorporated pursuant to the General Law of Mercantile Corporations and Mr. Luis Martin Soto Tellez is duly authorized to act on behalf of Lessee as evidenced with public deed number 13,750 dated July 28, 2016, granted before Mr. Miguel Ángel Marcos Talamás, Alternate Notary Public of the Notary Public number 46, which is owned by Mr. Patricio Enrique Chapa González, in and for the city of Monterrey, State of Nuevo León. The authorities of Mr. Luis Martin Soto Tellez to act on behalf of and represent Lessee under the terms of this Lease have not been revoked or limited in any manner whatsoever.

II. That Lessee has obtained the necessary corporate authorization, in order to lease the Leased Property from Lessor or otherwise consummate any of the transactions contemplated herein.

III. That Lessee wishes to lease the Leased Property in connection with Lessee's Activities (as said term is defined in Clause 5.1 hereunder).

IV. That all amounts to be paid as rent for the Leased Property will not be the result of any crime or felony acts by Lessee.

Now Therefore, in view of the foregoing premises and the mutual covenants and agreements hereinafter set forth, the Parties have agreed to be bound as follows:

C L A U S E S:

First.-  Definitions. Notwithstanding any other defined terms used elsewhere in this Lease, the following capitalized terms shall have the meanings set forth below.  All defined terms used in this Lease may be used in the singular or plural form, in the feminine or masculine gender, as the context so requires:

(a) "Adjustment Procedures" means the processes or claims in which the insured party claims the coverage to be provided before the corresponding insurance company as established under the corresponding Insurance Policy (as such term is defined below).

(b) "Beneficial Occupancy" means the date of execution of this Lease, upon which Lessee, its personnel, contractors, or authorized third parties may enter to the Leased Property to begin with the installation of equipment and production lines, as well as any other undertaking of Lessee's Activities.

(c) "Business Day" shall mean any calendar day excluding Saturdays, Sundays and any other day when banks are closed or required to be closed for business in Mexico and in the United States of America.

(d) "Environmental Accident" shall mean any event that involves the existence or release of any sort of Pollutant that damages the Leased Property, Lessor or Lessee, and their respective personnel, employees, or any third party.

(e) "Environmental Laws" shall mean the Mexican General Law for the Ecological Equilibrium and Protection of the Environment (Ley General del Equilibrio y Proteccion al Ambiente), Mexican General Law for the Prevention and Integral Management of Residue (Ley General para la Prevención y Gestión Integral de los Residuos) and any other laws, the Regulations and Mexican official standards (Normas Oficial Mexicanas) whether now or in the future enacted, promulgated or issued in Mexico which relates to or otherwise imposes liability or standards of conduct concerning the environment, health, safety, land, water, air or Pollutants, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Pollutants in the subject matter of hazardous materials, hazardous substances and hazardous waste enacted in Mexico, Mexican official standards and any Laws enacted in substitution thereof and supplementary thereto from time to time that are applicable to the Leased Property.

(f) "Guarantor" shall mean ACCURIDE DE MÉXICO, S.A. DE C.V., a Mexican Stock Corporation (Sociedad Anónima de Capital Variable).

(g) "Guaranty" shall mean a Mexican civil bond ("Fianza") granted in accordance with the Civil Code of the State of Nuevo León by Guarantor (defined below).

(h) "Pollutant" means any substances, wastes and contaminants listed, defined, designated or classified as hazardous, corrosive, reactive, toxic, explosive flammable, biologically infectious, radioactive or as a pollutant or contaminant under the Environmental Laws that relates to or otherwise imposes liability or standards of conduct concerning employee or occupational health or safety or otherwise subject to regulation under the Environmental Laws or health and safety law as any of such terms are defined under the Environmental Laws or health and safety laws in Mexico.

(i) "Substantial Completion" means the stage in the progress of the improvements in which the Additional Improvements (as defined below) are completed pursuant to Exhibit "H-1" of this Lease Agreement so that the Lessee is able to occupy and utilize the Leased Property except for minor construction details that will be included in the Punch List (as defined below) which, if any, shall be concluded by Lessor not later than thirty (30) calendar days counted from the execution date of the Substantial Completion Certificate (as defined below).

Second.-  Lease of the Leased Property.

2.1 Lessor hereby leases to Lessee and Lessee hereby leases from Lessor the Leased Property in the conditions as delivered by GAIM REGIOMONTANA.  The Leased Property consists of the Building with an area of approximately 92,883 square feet built on the Land with a surface of approximately 18,215.40 square meters. The Leased Property is totally identified in Exhibit "B" including the Specifications set forth in Exhibit "H" attached hereto as part of this Lease.

2.2 The Parties hereby agree that, in addition to the Specifications set forth in Exhibit "H", Lessor will deliver to Lessee additional improvements defined in Exhibit "H-1" herein (the "Additional Improvements"). Lessor shall achieve the Substantial Completion within a period of ten (10) weeks following the execution of this Lease (such date the, "Substantial Completion Date").

Third.-  Ownership of the Leased Property.

3.1 Lessor warrants and represents to Lessee that as mandated by the Civil Code of the State of Nuevo Leon, this Lease shall survive any foreclosure of any lien or any mortgage or other kind of security interest on the Leased Property and that any default by Lessor in the payment of any such lien, mortgage or security interest shall in no way prejudice the terms of this Lease or otherwise affect Lessee's rights under this Lease.

3.2 During the term of this Lease, any of the Parties may request to the other Party that a Spanish translation of this Lease be ratified before a Notary Public with practice in the State of Nuevo León, no later than thirty (30) days after the date that both parties agree on the Spanish translation of the Lease as provided in Section 24.2 below, unless such term is extended as agreed by the Parties. The Parties will have the right to record this Lease before the Public Registry of Property of Nuevo Leon. The notary fees, rights and taxes and in general the expenses originated as a result of the registry and as a result of canceling such registry of the Lease shall be paid by the Party requesting the ratification or the public deed, as the case may be.

3.3 Lessor warrants and represents to Lessee that the Leased Property is now and during the term of this Lease (and of any Renewals if applicable) will be in compliance with, and is not and during the term of this Lease (and of any Renewals if applicable) will not be in violation of any Federal, State or Municipal laws or governmental permits issued for the construction or tenancy of the Leased Property.  The provisions of this Clause 3.3 do not apply to the activities of Lessee inside the Leased Property which compliance with applicable laws and permits shall be the sole responsibility of Lessee.

Fourth.-  Delivery of the Leased Property.

4.1 Lessor shall, at its own cost and expense, deliver in the Substantial Completion Date the Leased Property to Lessee with the Specifications set forth in in Exhibit "H" and Additional Improvements set forth in Exhibit "H-1", and Lessee shall accept the delivery of the Leased Property in such conditions, after a joint walk through by the parties verifying such conditions or creating a punch list of minor construction details that Lessor will agree to promptly perform at its sole cost and expense. Upon Substantial Completion, Lessee and the Lessor will sign a certificate substantially to the form enclosed hereto as Exhibit "I" (the "Substantial Completion Certificate"), which shall include: (i) the punch list expressing the time and terms of conclusion agreed by the Lessor and Lessee (hereinafter the "Punch List"); (ii) proof certifying the physical condition of the Leased Property such as pictures. The Substantial Completion Certificate will not be unreasonably withheld, in the understanding that if such certificate is not signed by Lessee within a term of thirty (30) calendar days following Lessor achieving Substantial Completion, Lessor shall be entitled to terminate this Agreement without any penalty or liability by means of written notice to Lessee thirty (30) calendar days before the date of termination.

4.2 In the event Lessor fails to deliver the Leased Property on the Substantial Completion Date, Lessee shall be entitled to perform the work required, at Lessor's sole cost and expense pursuant to Clause 18.1. Lessor and Lessee shall sign the Substantial Completion Certificate referred above within five (5) business days following Lessor evidencing completion of such work, and Lessor shall, within five (5) business days thereafter, reimburse Lessee's costs assumed above provided that such costs are supported with copies of invoices and expense receipts and that Lessee issues the relevant invoice, which shall comply with all applicable Mexican tax requirements.

4.3 Notwithstanding Section 4.1 and 4.2 above, the Substantial Completion Date, the Lease Commencement Date and the Rental Commencement Date will not be modified, and shall occur as set forth in Section 2.2, Section 6.2 and Section 7.1 of this Lease Agreement.

Fifth.-  Use of the Leased Property.

5.1 Lessee is entitled to perform its business operations and activities, including but not limited to the activities involved in the assembly of all sorts of tires and wheels ("Lessee's Activities"), or any other lawful industrial activity compliant to any applicable Zoning and Environmental Laws, including for manufacturing and distribution activities.  In any event Lessee shall conduct its activities in compliance with the applicable Federal, State and Municipal laws. Lessor warrants and represents to Lessee that there are no zoning laws, regulations or ordinances or any other prohibitions which would prevent access to and the use of the Leased Property by Lessee for Lessee's Activities, in the understanding the Lessee shall be solely responsible to obtain any specific licenses (except zoning permit attached hereto as Exhibit "E") applicable to Lessee´s specifict activities including Lessee Activities defined above.

5.2 Lessee shall use the Leased Property in a commercially reasonable and secure manner, and shall not store hazardous materials or wastes (as such terms are defined in the Environmental Laws) in violation or in a manner inconsistent with the Environmental Laws.

5.3 At Lessee's cost and expense, Lessee may install all trade fixtures, machinery and equipment necessary to perform its activities, provided that such trade fixtures, machinery and equipment shall be removed by Lessee, upon expiration of this Lease without causing damage to the Building's structure and that upon surrender thereof the Leased Property is returned in substantially the same conditions as received by Lessee, except for normal wear and tear due to normal use and the passage of time.

5.4 It shall be Lessee's sole and exclusive responsibility to conduct its manufacturing/assembly processes in the Leased Property in compliance with the applicable laws and regulations.

5.5 Lessee shall not allow fumes, smoke, dust, gas, noises or vibration to be released from the Leased Property in a manner which is inconsistent or in violation with the Environmental Laws, and Lessee shall not carry out any other activity different from Lessee's Activities which would materially disturb, interfere or endanger Lessor or any other occupant located in the Park whereby the Leased Property is located.

Sixth.-  Lease Term and Renewal Option.

6.1 Term. The initial term of this Lease shall be for a period of 7 (seven) years (84 months of full payment of Rent) (the "Initial Term") The Parties hereby agree that the Initial Term is mandatory for Lessor and Lessee.

6.2 Lease Commencement Date. Obligations of Lessor and Lessee under this Lease will begin as of the date of signature herein (the "Lease Commencement Date") in the understanding, however, that the Initial Term and the Rental Commencement Date will begin on the date set forth in Section 7.1 below.

6.3 Renewal Option. Lessor hereby grants Lessee the right and option to renew the Initial Term of this Lease for two (2) additional and consecutive periods of seven (7) years, under the same terms and conditions herein set forth with exception of the lease price (each seven (7) year period a "Renewal"). Lessee may exercise its right and option to Renew by means of written notice to Lessor 90 (ninety) calendar days prior to the expiration of the Initial Term or of the relevant Renewal, as the case may be.

Seventh.-  Rent.

7.1 Rent Commencement Date. Lessee shall pay Rent (as such term is defined below) upon completing the Additional Improvements not later than the Substantial Completion Date, this is, ten weeks following the date of signature of this Lease Agreement.

 7.2Rent.  Subject to the increases provided in Clause 7.3 below,  in consideration for the lease of the Leased Property, on the Rent Commencement Date and during the term of this Lease and any Renewal thereof, Lessee agrees to pay Lessor, without prior requirement an annual rent of US$399,862.08 Dollars (Three Hundred Ninety Nine Thousand Eight Hundred Sixty Two Dollars 8/100, Currency of the United States of America), plus the applicable Value Added Tax (VAT), which shall be paid in 12 (twelve) monthly, successive and consecutive payments of US$33,321.84 Dollars (Thirty Three Thousand Three Hundred Twenty One Dollars 84/100, Currency of the United States of America), plus the applicable Value Added Tax (VAT). The first month of rent shall be paid on the Lease Commencement Date. The rent is established at a monthly rate of US$0.359 Dollars (Thirty Five and nine/tenths Cents of Dollar, Currency of the United States of America), per square feet of Rentable Area, plus the applicable Value Added Tax (VAT) (hereinafter such monthly payment referred to as the "Rent").

7.3 Rent Adjustments.  The Parties agree that beginning on the second anniversary of the Rental Commencement Date, this is, as of the beginning of month 13th of the Initial Term and throughout such Initial Term and any Renewal, if such is the case,  the Rent shall be adjusted on a yearly basis considering either: (a) the average increase of the Consumer Price Index for al Urban Consumers of the United States of America, as announced by the Bureau of Labor Statistics (CPI-U), for the 12 (twelve) preceding months; or (b) with a 2.5% increase, whichever figure results higher; provided, however, such increase shall not exceed a cap of 4% (four percent). In the event that the last CPI-U has not been announced, the indexes announced during the immediately previous twelve (12) months shall be considered as a base to obtain the referred adjustment.

7.4 Rent Payment.  The monthly Rent is due on or before the fifth (5th) Business Day of each calendar month throughout the term of this Lease in the offices of Lessor mentioned in Clause 21 with check or by wire transfer to the following account:

WIRE TRANSFER IN DOLLARS

•	Beneficiary: Parque Internacional Escobedo, S.A. de C.V
•	Account Number: 0193866874
•	CLABE: 012580001938668746
•	Bank: Bancomer

WIRE TRANSFER IN PESOS

•	Beneficiary: Parque Internacional Escobedo, S.A. de C.V
•	Account Number: 0167011563
•	CLABE: 012580001670115638
•	Bank: BBVA Bancomer, S.A.

7.5 Invoices. All amounts paid by Lessee to Lessor under this Lease shall be made against surrender of the relevant invoice by Lessor, which invoice shall be compliant with all applicable Mexican tax requirements.

7.6 Default Interests.  Without waiving Lessor's remedies under this Lease or under the applicable laws, if Lessee fails to pay any Rents and such lack of payment is not cured within 5 (five) Business Days after its due dates as set forth in this Lease or any payment due any obligations in this Lease, the unpaid balance shall bear an annual default interest (the "Default Interest"), that Lessee shall pay to Lessor on the "prime rate" of the United States of America, multiplied by 2 (two), as announced on the Wall Street Journal, from the date in which the payment should have been made until paid in full. Any installment of Rent paid by Lessee under the terms hereof shall be first applied to Default Interests and thereafter to the principal amount.

7.7 Proration. If the Rental Commencement Date should occur on a day other than the first day of a calendar month, then the monthly Rent for such fractional month shall be pro-rated on a daily basis assuming a thirty (30) day month.  In the same manner, if the termination date of the Lease should occur on a day other than the last day of a calendar month, then the monthly Rent for such fractional month shall be pro-rated on a daily basis assuming a thirty (30) day month.

7.8 Assignment of the Rent.  Lessee agrees that by means of prior written notice at least thirty (30) Business Days in advance, Lessor may assign the Rents under this Lease to any third party; and upon request of such assignee, Lessee shall pay the Rent directly to the assignee. The foregoing in the understanding that this Lease shall continue in force, to the extent Lessee's rights under this Lease are not affected or diminished whatsoever.

7.9 Security Deposit.  Within five (5) days of execution of this Lease, Lessee shall deposit  by wire transfer with Lessor an amount equal to one (1) month of Rent as non-interest bearing security deposit (the "Security Deposit"), to guarantee the faithful performance of Lessee's obligations set forth in this Lease. Provided that Lessee has entirely complied with all of its obligations set forth herein, Lessor shall return to Lessee the Security Deposit by wire transfer no later than thirty (30) calendar days after the expiration of the Initial Term of this Lease or of any Renewal thereof, provided that; (i) all utilities have been paid in full; (ii) the Leased Property has no damages requiring repairs that are the liability of Lessee under this Lease, and (iii) the Leased Property has been returned in as same condition as received by Lessee, except for normal wear and tear due to normal use and the passage of time.  Otherwise, Lessor shall apply such Security Deposit on behalf of Lessee (which shall be evidenced with the relevant invoices issued at Lessee's name) to pay any amount due and outstanding and the balance shall be returned to Lessee.  In no event may such Security Deposit be used as payment of the last month of Rent.

7.10  Payment. At the election of Lessee, all payments of Rent set forth herein shall be in Dollars, legal currency of the United States of America, or its equivalent in pesos at the exchange rate to published in the Official Federal Gazette by the Central Bank of Mexico, one (1) Business Day prior to the day that said payments shall be made to Lessor.

Eighth.-  Alterations.

8.1 Lessee may not change the basic structure, the external appearance or basic utility services of the Leased Property, nor make any major alterations ("Alteration(s)") without the prior written authorization of the Lessor, which authorization shall not be unreasonably withheld, delayed, conditioned or denied.  Notwithstanding anything to the contrary set forth in this Section 8.1 or this Lease, Lessee can make non-structural, non-mechanical alterations to the Leased Property, including installation of Lessee's trade fixtures and/or equipment of any nature ("Minor Alterations"), costing no more than $50,000.00 collectively during any calendar year without obtaining Lessor's consent to such alterations; provided, however,  Minor Alterations: (i) must comply at all times with Park Regulations; (ii) must not affect the utilities infrastructure of the Park and the Leased Property; (iii) must not change exterior appearance of the Leased Property. The Additional Improvements shall not be deemed Alterations or Minor Alterations for purposes of this Agreement.

8.2 When an Alteration to the Leased Property has been authorized by Lessor in writing, the approved Alterations shall be completed at Lessee's own risk and expense.  Any request submitted by Lessee seeking approval from Lessor to carry on with any Alteration or improvement shall indicate with reasonable detail the proposed Alterations and/or improvements of any nature whatsoever purported to be performed on the Leased Property.

8.3 Any Alteration and Minor Alteration to the Leased Property by Lessee shall be removed by Lessee upon expiration or early termination of this Lease unless otherwise agreed to by the parties.  Lessee, at its own cost and expense, shall repair any damage caused to the Leased Property resulting from the removal of such Alterations, and Lessee shall deliver the Leased Property upon expiration of this Lease to Lessor in substantially the same conditions as received on Commencement Date, except for normal wear and tear due to the normal passage of time. The foregoing provided that, Lessor's written authorization to Lessee with respect to the performance and/or installation any Alterations shall not release Lessee's to proceed with the obligations of removal and delivery of the Leased Property pursuant to this paragraph.

8.4 For purposes of the above, Parties hereby agree that sixty (60) calendar days prior to the termination of this Lease, Lessee shall allow Lessor and its authorized agents to enter into the Leased Property for purposes of inspecting and determining if the Leased Property requires any repairs which are the responsibility of Lessee. After receipt by Lessee of a written notice from Lessor describing any damages or Alterations to the Leased Property, Lessee will have fifteen (15) calendar days to dispute any damages or Alterations indicated in Lessor's notice. Lessee shall repair, at its sole cost and expense, any damage or Alteration, except for normal wear and tear due to the normal passage of time, that remains undisputed by Lessee after the fifteen-day term indicated above,   within a term of forty-five (45) calendar days following expiration of the fifteen-day term indicated above. Should any damage of Alteration be disputed by Lessee and should it be determined through a final and binding judgement issued by a competent court that Lessee is liable for such damage and Alteration, then Lessee should proceed to repair the Leased Property within a term that shall not exceed of forty-five (45) calendar days, or reimburse Lessor within such term those reasonable costs and expenses, incurred by Lessor for repairing the Leased Property, provided that such costs are supported with copies of invoices and expense receipts.

8.5 Without waiving the provisions set forth in the preceding paragraphs of this Clause, Lessee hereby waives demand for any amount for structural improvements made to the Leased Property and not removed upon expiration of this Lease or any Renewal thereof, on the understanding that such improvements shall remain to the benefit of the Leased Property, and provided further that Lessee shall not withhold the Rent payment in compensation of any improvements whatsoever.

Ninth.-  Subletting.

Lessee may sublease the Leased Property to a third party, totally or partially, to the extent that Lessee delivers to Lessor written notice including a copy of the incorporation deed and amendments thereof of the third party that intends to sublease the Leased Property and the most recent financial statements, in the understanding that Lessor shall have a term of thirty (30) calendar days counted as from the delivery of such documents to object in writing the sublease explaining in detail the reason for that objection. If Lessor fails to express and justify its objection, Lessee shall be entitled to sublease the Leased Property to that third party. Lessee and Guarantor shall remain at all times liable and responsible under this Lease and Lessee shall deliver to Lessor a counterpart duly signed of the relevant sublease agreement within the following five (5) calendar day of its execution, which will adhere to the provisions of this Lease.

Any notice to Lessor under Clause Ninth shall be delivered in compliance with the formalities stipulated in Clause Twenty-Third below but addressed to the following people:

Mr. Juan Carlos Gonzalez Quezada and/or
Ernesto Lopez Gonzalez
Ave. Humberto Lobo 520 Local 18 G
Col. Del Valle, San Pedro Garza Garcia, Nuevo Leon, Mexico, C.P. 66220
Telephone: (81) 8358.7978

With a copy to (without shall not constitute notice):
Attention: Mr. David Rodriguez Santos
Torre Sienna
Av. Fundadores #955 P.14 Int. 1403.
Col. Valle Oriente
64750  Monterrey, Nuevo Leon
Telephone: (81) 8356.1200

Tenth.-  Maintenance.

The responsibility for maintenance, repair and replacement shall be governed by the following provisions.

10.1 Lessor's Maintenance. During the term of this Lease and of any Renewals thereof, Lessor shall maintain and repair, at Lessor's own cost and expense, the structural portions of the Leased Property, including roof, roof seal leakage, concrete floors, concrete walls and metal structures, and those repairs that may be required in connection with hidden defects on the Leased Property. Upon receipt of written notice from Lessee in connection with the need to carry out repairs required from Lessor under this Clause 10.1, Lessor shall diligently proceed to carry out said repairs at Lessor's own cost and expense and with minimum interference in Lessee's normal use of the Leased Property.

10.2 Lessee's Maintenance. Any other maintenance of the Leased Property not contemplated in the above Clause 10.1, shall be furnished by Lessee at Lessee's own cost and expense, including but not limited to cleaning, gutters and canopies (except structure), interior and exterior painting, floors, floor's sealing, water tappet, glass, windows, lighting and electric installations inside the Leased Property (excluding those which are responsibility of Lessor), ventilation, air conditioning as applicable, plumbing inside the Leased Property, and landscaping.  The latter pursuant to the "Maintenance Carnet" attached hereto as Exhibit "J".

Eleventh.-  Environmental.

11.1 Lessor warrants, represents and guarantees to Lessee that on the date of execution hereof, the Leased Property is free of any spill, Environmental Accident or final disposal or handling or recycling of any substance, material or waste, (including without limitation to any Pollutant). Lessor hereby agrees to save, indemnify, defend and hold Lessee and its directors, officers, employees, successors, legal representatives and assignees free and harmless from and against any and all direct or indirect liabilities claims, damages, losses, judgments, settlements, costs (including, without limitation, reasonable attorney's fees and expenses) penalties and/or interest ("Liabilities"), which Lessee is required to pay due to any act or omission or misrepresentation of Lessor originated prior to the Beneficial Occupancy, arising out of, or resulting from: (i) violations to the Environmental Laws; (ii) contamination of the Leased Property with a Pollutant; and (iii) the environmental conditions of the Leased Property. This indemnification shall include, without limitation to: (i) the amount corresponding to the fines and expenses related to any sanction imposed by any governmental authority in environmental matters; (ii) the costs related to the remediation actions necessary to correct the relevant breach; and (iii) the documented costs effectively incurred by Lessee (including without limitation reasonable and documented attorneys and environmental consultants fees). For that matter, Lessor hereby delivers to Lessee a Phase I Environmental Assessment, conducted by GAIM REGIOMONTANA, a copy of which is attached hereto as Exhibit "E-1". Lessee shall notify Lessor within the following fifteen (15) calendar days, its approval of the results provided thereunder. If Lessee fails to notify under the aforementioned term, Lessee's approval for the assessment is thereby understood.

11.2 Notwithstanding and in addition to Lessor's aforementioned obligation, Lessee, may, in its sole discretion, conduct at its own cost and expense, a Phase I environmental assessment which shall verify that the Leased Property is free of any adverse or material contamination with a Pollutant and/or environmental liability. The Phase I environmental assessment shall be conducted by Lessee within a term of thirty (30) Business Days as of the date of signature of the Lease. In the event that a Pollutant is found in the Leased Property, Lessor~~,~~ shall clean, remedy and restore such situation at Lessor's own cost. If the Leased Property is not cleaned and restored by Lessor within sixty (60) calendar days after the environmental report is issued Lessee shall have the right to terminate the Lease without prejudice or damage to Lessor and Lessor will return all deposits immediately.

11.3 Lessee warrants, represents and guarantees that as of Beneficial Occupancy, the Leased Property will be maintained in compliance with the Environmental Laws, and that the Leased Property will not be subject to any spill, Environmental Accident or final disposal or recycling of any substance, material or waste, in violation or inconsistent with the Environmental Laws (including without limitation to any Pollutant).

11.4 Within fifteen (15) calendar days following the termination or expiration of this Lease, Lessor shall conduct and deliver to Lessee, at Lessor's own cost and expense, a Phase I environmental assessment, if necessary, which shall verify that the Leased Property is free of any adverse or material contamination with a Pollutant and/or environmental liability. In the event that Pollutants are found in the Leased Property caused by Lessee and its sublessees or any invitees, agents and employees of Lessee and sublessees, Lessee shall clean, remedy and restore such situation at Lessee's own cost, and immediately after such cleaning and restoration, obtain the opinion of a Mexican accredited laboratory that the Leased Property is free of any contamination with a Pollutant attributable to the Lessee.

11.5 Lessee agrees to save, indemnify, defend and hold Lessor and its directors, officers, employees, successors, legal representatives and assignees free and harmless from and against any and all direct or indirect Liabilities, , which Lessor is required to pay due to any act, omission or misrepresentation of Lessee originated on or after the Beneficial Occupancy arising out of, or resulting from: (i) violations to the Environmental Laws; (ii) contamination of the Leased Property with a Pollutant; and (iii) the environmental conditions of the Leased Property. This indemnification shall include, without limitation to: (i) the amount corresponding to the fines and expenses related to any sanction imposed by any governmental authority in environmental matters; (ii) the costs related to the remediation actions necessary to correct the relevant breach; and (iii) the documented costs effectively incurred by Lessor (including without limitation reasonable and documented attorneys and environmental consultants fees). Regardless the above, Lessee shall return the Leased Property to Lessor in a clean manner, free of spills or stains of oil, paint, corrosive or contaminating materials of any nature resulting from the activities of Lessee, except for normal wear and tear due to the normal passage of time.

11.6 In the event that any Environmental Accident should occur during Lessee's or any sublessee´s possession of the Leased Property, Lessee shall inform Lessor at least twenty-four (24) hours following to the occurrence of the accident.

11.7 Provided Lessor does not interfere unreasonably with Lessee's ongoing business operations and that Lessor notifies in writing to Lessee, at least 48 (forty-eight) hours in advance, except in case of emergency, which will not require previous notice, the Parties agree that Lessor shall have access to the Leased Property and to all reasonably relevant environmental documents regarding the operations of Lessee in the Leased Property, in order to carry out inspections to verify Lessee's compliance with the Environmental Laws.

Twelfth.-  Liabilities of the Parties.

12.1 Lessor warrants to Lessee the quiet and peaceful use and enjoyment of the Leased Property during the Initial Term of this Lease and of any Renewal thereof, and Lessee represents that it shall use the Leased Property only for the purposes contemplated herein. Each Party agrees to save, indemnify, defend, and hold  the other free and harmless from and against any and all liabilities, including penalties and/or interest, which Lessee or Lessor, as the case may be, is required to pay due to any misrepresentation of Lessee, or of Lessor and/or the Leased Property, not provided hereunder.

12.2      Lessor or Lessee, respectively, shall be liable for damages to the Leased Property caused by their own fault or negligence, or that of their agents, employees or visitors, except for losses covered in accordance with the Thirteenth Clause below (but only up to the amount of the proceeds received from such insurance policies).

Thirteenth.-  Insurance.

13.1 Starting as of Lease Commencement Date, Lessee will hire, pay and maintain the following: (a) an insurance policy in connection with the Leased Property, with the insurance company selected by Lessee, in the understanding that such company shall be a reputable insurance company authorized to act as such in Mexico, for the full replacement value of the Building, which is US$3,995,542 (Three Million Nine Hundred Nighty Five Thousand Five Hundred Forty Two Dollars 00/100 Dollars of the United States of America), including coverage for any loss or damage caused by fire, lightning, explosion, hurricane, hail, airplanes, vehicles, smoke, earthquake, volcanic eruption, strikes, riots, vandalism, flooding, winds and any other risks now or hereafter covered by the so-called "All Risk" under Mexican insurance practice, in an amount sufficient to prevent Lessor and Lessee from becoming co-insurers under the terms of the applicable policy, save for any amount set forth in the policy as deductible or co-insurance under costumary practice, and in any event, and at all times, in an amount not less than one hundred (100%) percent of the "full replacement value" of the Building indicated above, which shall be adjusted on a yearly basis considering an amount equal to the average increase of the CPI-U, for the 12 (twelve) preceding months. In the event that the last CPI-U has not been announced, the 12 (twelve) immediate previous indexes announced shall be taken as a base to obtain the referred adjustment, plus the applicable Value Added Tax (VAT); and (b) a business interruption insurance covering risk of loss of rentals due to the occurrence of any casualty set forth in this Clause 13.1, in the amount of rent, taxes and insurance premiums required hereunder for a twelve (12) month period. Per the request in writing by Lessor, Lessee will provide once a year a certificate of insurance applicable to the Leased Propertywith a duration of twelve (12) month period. Should insurance policy be paid every six (6) months, then Lessee shall provide to Lessor, subject to Lessor's written request, a certificate of insurance twice a year evidencing payment of the policy.

13.2 In addition, starting as of Lease Commencement Date, Lessee shall hire, pay and maintain in force and effect the insurance policies in connection with a General liability insurance, covering claims for bodily injuries or death and property damage up to the maximum amount of US$500,000.00 Dollars (Five Hundred Thousand Dollars 00/100, currency of the United States of America), per occurrence and in the annual aggregate. . Per the request in writing by Lessor, Lessee will provide once a year a certificate of insurance applicable to the Leased Property.

13.3 Lessor hereby waives its right to recover from Lessee for damages resulting from fire, explosion and other casualties to any part of the Leased Property to the extent Lessor recovers under the abovementioned insurance policies in force at the time of the casualty.  This provision shall not extend, and such waiver shall not apply to damages not covered by the abovementioned insurance policies, or which falls below the deductible amount of such insurance policies.

13.4 All Insurance Policies required under  Section 13.1 shall name Lessor as the insured and only beneficiary to the extent of its interests in the Leased Property.  The insurance policy covering the Leased Property under this Section 13.1 shall contain preferential beneficiary endorsement in favor of the holders of mortgages in terms of Articles 109 and 110 of the Mexican Insurance Contract Law.

13.5 In the event that a casualty occurs in the Leased Property and as a result thereof the Building is damaged or destroyed, Lessee shall phone Lessor within twenty-four (24) hours following the casualty and shall thereafter provide written notice of such casualty to Lessor as provided in Section 12.2 above.  Lessee and/or Lessor shall immediately initiate Adjustment Procedures for the purpose of collecting the insurance.

13.6 If Lessee should fail to procure the required insurance policies as set forth in Section 13.2 above, Lessor after a written notice to Lessee, and without waiving or releasing Lessee from the obligations contained in this Clause, may, but is not obligated to, procure any such insurance policies.  Lessee agrees to pay and/or reimburse all costs for such insurance policies within ten (10) calendar days after receiving written notice and an invoice from Lessor.

13.7 In the event that Lessee does not reimburse Lessor the cost of the insurance policies as set forth above, Lessee will pay to Lessor interest over any unpaid amount at the rate established in Clause 7.6 of this Lease.

13.8 Moreover, the Parties herein agree that if Lessee should request Lessor in writing to procure the insurance policies as set forth in this Clause, Lessor, without waiving or releasing Lessee from the obligations contained in this Clause, may, without being obligated to do so, procure any such insurance policies and Lessee will pay and/or reimburse all costs for such insurance policies within ten (10) calendar days after receiving written notice from Lessor. In the event that Lessee does not reimburse to Lessor the cost of the insurance policies as set forth above, Lessee will pay to Lessor interest over any unpaid amount at the rate established in Clause 7.6 of this Lease.

Fourteenth.-  Subordination.

Lessee agrees, at the written request of Lessor, to subordinate this Lease including any Renewal thereof, to any mortgage placed upon the Leased Property by Lessor (a "Mortgage"), provided that, Lessor shall cause any holder of a Mortgage upon the Leased Property (a "Mortgagee") to agree that such Mortgagee shall not disturb the quiet and peaceful use, enjoyment, possession and shall not be affect nor diminish Lessee's rights under this Lease, so long as Lessee continues to perform its obligations hereunder.  In the event said Mortgagee acquires title of the Leased Property through foreclosure proceedings or otherwise, Lessor shall cause said Mortgagee to (a) accept Lessee as tenant of the Leased Property under the terms and conditions of this Lease, and (b) perform all of Lessor's obligations hereunder (but only while owner of the Leased Property).  Lessee agrees to acknowledge such Mortgagee or any other person acquiring title to the Leased Property, as new lessor in the event of a voluntary or involuntary transfer of title of the Leased Property.  Lessee and Lessor agree to execute and deliver any appropriate instruments necessary to carry out the agreements contained herein.

Fifteenth.-  Taxes.

15.1 Effective as of Beneficial Occupancy, Lessee shall reimburse Lessor any and all property taxes ("impuesto predial") accruing on the Leased Property, provided that, Lessors issues the relevant invoice, which shall comply with all applicable Mexican tax requirements and has previously paid and evidenced with proper invoices payment of such property taxes prior to the Beneficial Occupancy. During the first year of the Initial Term of this Lease, payment by Lessee as a result of taxes herein shall be in proportion to the months of lease actually elapsed during such first year. In the same way, during the last year of the Initial Term or any Renewals thereof the payment of taxes herein shall be in proportion to the months of lease elapsed during such last year. For any full years of lease during the Initial Term or any Renewals thereof, Lessee shall pay the full amount of any property taxes.

15.2 Lessee or Lessor may bring appropriate proceedings in the name of the Lessor, the Lessee or both, challenging the validity of the property taxes or of any other assessment on the Leased Property.  Each Party shall reasonably cooperate with the other with respect to any such proceedings to the extent necessary.  The net amount of any Property Taxes or other assessment recovered, after payment of all expenses in connection therewith, shall revert to the Party who expensed them.

Sixteenth.-  Utilities and Maintenance fees.

16.1 Lessor warrants and represents to Lessee that the necessary infrastructure and installations to connect to the Building the following utility services shall be available at the limit line of the Leased Property (unless otherwise is described on subsections below) on or before the Beneficial Occupancy, ready for immediate hook-up, provided that, except as set forth herein, all hook-up, consumption and contribution fees associated with Lessee's occupancy, in connection with the execution of this Lease, will be borne and paid by Lessee:

16.1.1 Electricity: infrastructure to supply electrical power of 1,080 Kw (equivalent to approximately 1,200 KvAs) on the Leased Property during the term of this Lease and any Renewal thereof, provided that Lessee shall tender directly with a third party or with the Federal Electricity Commission (Comisión Federal de Electricidad, as per its acronym in Spanish "CFE") or such other successor utility company which may correspond, to receive the corresponding KvAs, in the understanding that Lessee shall pay at Lessee's own cost and expense, the so called "contribution fee for KVA" also known as "KVA Fees", and the bond or security deposit for assumption as required by the CFE or such other utility company.  Lessee hereby grants Lessor a right of first refusal to purchase the KVA herein mentioned in the event that Lessee decides to transfer such fees upon termination of this Lease. In such event, Lessee will assign to Lessor and will sign all documents relating to the transfer of such rights in favor of Lessor upon expiration or termination of this Lease, as requested by Lessor, in the understanding that Lessee will sign all such documents, assignment agreements and assignment letters, as may be required to complete the registration of such assignment to Lessor with CFE or such other successor utility company which may correspond, and will provide all assistance and all other documents that may be require in such connection, in any event at no cost to Lessor.

16.1.2 Telephone: telephone lines, at the manhole box on entrance of the Industrial Park, ready to be contracted and paid by Lessee, which will depend on the amount and type of service to be contracted.

16.1.3 Water: water service to the Leased Property shall be available to supply at the maximum tolerant flow on a ¾" diameter feeding.  Fees shall be tendered by Lessee directly to the provider of such service currently being Parque Internacional Escobedo, SA de CV.

16.1.4 Sewer: the Leased Property shall be connected to the Industrial Park´s water treatment plant. Fees shall be tendered by Lessee directly to the provider of such service currently being Parque Internacional Escobedo, S.A. de C.V.

16.2 The Parties agree that Lessor shall assume fifty percent (50%) of the costs incurred by Lessee for the gas service connection, in the understanding that Lessor's obligation for such costs may not exceed the amount of US$5,000.00 (Five Thousand Dollars 00/100 legal currency of the United States of America). Lessor shall pay such sum to Lessee (as the same should be evidenced with relevant invoices), within ten (10) Business Days after receiving written notice from Lessee. However, in the event of Lessor's default to pay such sum, Lessee is entitled, to Lessee's convenience, to withhold the payment of Rent in order to cover such incurred costs and expenses.

16.3 As of Beneficial Occupancy Lessee shall pay, as applicable, a monthly maintenance fee currently in the amount of US$0.0145, per square foot of construction of the Rentable Area (currency of the United States of America), which includes twenty-four (24) hours-a-day surveillance services of the Leased Property and of common areas of the  Industrial Park.  The maintenance fee is determined by the Industrial Park's internal policies and will be paid by Lessee directly to the company providing the maintenance services currently being Parque Internacional Escobedo, SA de CV.

16.4 All utilities' consumption charges, except otherwise stated, shall be paid by Lessee directly to the relevant utilities service supplier.

16.5 Lessee shall follow and abide the Industrial Park´s Regulations (the "Park Regulations"), a copy is attached hereto as Exhibit "L". Failure to obey the Park Regulations by Lessee will be considered a breach of Lessee under this Lease Agreement.

Seventeenth.- Holding Over.

17.1 If the Initial Term of this Lease is not renewed prior to the expiration date, Lessee shall surrender possession of the Leased Property to Lessor on the last day of the Initial Term.  If Lessee fails to comply with the foregoing, Lessee shall pay Lessor on a monthly basis, as new Rent, an amount equal to one hundred fifty percent (150%) of the Rent prevailing on the immediately preceding month, for as long as such holding over continues.  However, the Parties expressly agree that in this case, this Lease shall not be considered as extended, renewed nor shall be considered as extended by operation of law. The provisions of this Clause shall not be construed as granting Lessee the right to remain in possession of the Leased Property indefinitely after expiration of the Lease term.  Lessor and Lessee expressly acknowledge and agree that any holding over by Lessee of the Leased Property after the expiration of the term of this Lease shall operate and shall be interpreted as an illegitimate possession and shall terminate thirty (30) days following immediately upon Lessor's demand.

17.2 The provisions of this Clause shall not be held as a waiver by Lessor of any right of reentry or recover possession of the Leased Property as herein set forth; nor shall be a reception of the payment of the Rent or any part thereof, or any act in apparent affirmation of tenancy, operate as a waiver of the right of Lessor to recover the Leased Property.

17.3 At expiration of this Lease or any Renewal thereof, Lessee shall surrender possession and use of Leased Property to Lessor in substantially the same conditions as received by Lessee, fair wear and tear excepted.  All accessories, inscriptions, canopies, fixtures or similar nature installed by Lessee shall be removed prior or at the expiration of the Initial Term of the Lease or any Renewal thereof, and Lessee shall evidence the appropriate maintenance to the Leased Property under the terms of Exhibit "J", with the relevant documents.

17.4 All leasehold improvements installed by Lessee shall continue as Lessee's property and shall be removed by Lessee at any time during or upon expiration of the Initial Term of this Lease or any Renewal thereof.

Eighteenth.-  Right to Perform Other Party's Covenants and Right to Cure Defaults.

18.1 If Lessee or Lessor as the case may be (the "Breaching Party") should at any time fail to perform any one or more of their relevant agreements, covenants or obligations as stated herein, then the other Party (the "Non Breaching Party"), after ten (10) Business Days of the delivery of the written notice to the Breaching Party (or without notice in the case of an emergency) and without waiving or releasing the Breaching Party from any of its relevant obligations contained in this Lease, may, but shall be under no obligation to, undertake by itself or through any third party, any act on behalf of the Breaching Party that is required to be made or performed by such Breaching Party in this Lease (including the right to enter upon the Leased Property) for that purpose and take all such action thereon as may be necessary therefore.  All reasonable sums paid by the Non Breaching Party and all reasonable costs and expenses incurred by the Non Breaching Party in connection with the performance of any such obligation of the Breaching Party (as the same should be evidenced with relevant invoices), shall be payable by the Breaching Party to the Non Breaching Party within ten (10) Business Days after receiving written notice. However, in the event of Lessor's default, Lessee is entitled, to Lessee's convenience, to withhold the payment of Rent in order to cover such incurred costs and expenses.

18.2 Notwithstanding the provisions of Clause 18.1 above, no Party hereto shall be deemed to incur an event of default unless the Breaching Party fails to perform any of its obligations hereunder within ten (10) Business Days after written notice from the Non Breaching Party, with such notice specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of ten (10) Business Days or such longer period as may be expressly provided herein with respect to such default, then after such period of time, as is reasonably necessary).

Nineteenth.-  Lessor's Access to the Leased Property.

Lessee shall in good faith allow Lessor and its authorized agents to enter into the Leased Property during Lessee's regular Business Days and hours upon at least forty-eight (48) hours prior written notice to such inspection, for the purpose of inspecting or performance work that might be required by them or that be necessary due to Lessee's failure to comply the repairs or to perform such work or to begin the same on the Leased Property, provided that (a) Lessor's entry shall not interfere with Lessee's operation or use of the Leased Property; (b) Lessor and its agents and representatives agree to maintain as confidential all information and processes observed as a result of such entry; (c) Lessee shall be entitled to escort Lessor in any such entry~~,~~; and (d) Lessor and its agents and representatives comply with any safety measures of Lessee.

Nothing stated herein, shall imply an obligation on behalf of Lessor to carry out any work, and Lessor's performance of such work does not constitute waiver to Lessor's remedies to demand Lessee's failure.

Twentieth. -  Guaranty.

To guarantee the full compliance of all the payment and performance obligations of Lessee under this Lease Agreement, including without limitation the full payment of the Rent during the Initial Term and any Renewal of this Lease, ACCURIDE DE MÉXICO, S.A. DE C.V., hereby agrees to act as Guarantor ("FIADOR") of Lessee and hereby grants civil bond ("Civil Bond" - "FIANZA") to jointly and severally guarantee all the obligations of Lessee in this Lease in accordance with Articles 2686, 2687, 2688, 2689, 2691, 2694 and other applicable articles of the Civil Code of the State of Nuevo León, México. The Guarantor hereby waives the benefits granted by articles 2704, 2705, 2706, 2707 and 2708 of the Civil Code of the State of Nuevo León, México. During the Initial Term and any Renewal(s) Lessee agrees to deliver to Lessor, at Lessor's request (no more than once per calendar year), a copy of the most recent audited consolidated financial statements of Lessee and of the Guarantor, within ten (10) Business Days following written request from Lessor. The latter in the understanding that Lessor hereby agrees and warrants to keep at all times such financial statements and any related information as confidential and will make its employees, agents, affiliates, shareholders  and third parties, including banks and/or financial institutions to keep such information confidential. For such purposes, Lessor agrees that upon request of Lessee, Lessor will sign a confidentiality agreement in the form and substance provided by Lessee which shall be in standard and reasonable terms and conditions.

Twenty-First.- Notices.

Any notice required or permitted to be given hereunder shall be in writing (in English and Spanish languages) and, without limitation on other possible methods of communication, shall be actually and sufficiently delivered upon proof of actual receipt or proof of refusal to accept receipt by the receiving party, if sent for next Business Day delivery by reputable courier (DHL, UPS or FedEx only), and such notice shall be actually received the Business Day following delivery of the postal piece of the courier service with signed receipt required. Furthermore the Parties agree that any and all notices from Lessee in connection with this Lease shall be deemed to contain the acknowledgement of Guarantor. For the purposes of this Lease, the Parties hereby designate the following addresses for notice purposes:

Lessor:	Attention to: Mr. Juan Carlos Gonzalez Quezada Ave. Humberto Lobo 520 Local 18 G Col. Del Valle, San Pedro Garza Garcia, Nuevo Leon, Mexico, C.P. 66220 Telephone: (81) 8358.7978
Lessee:
 Attention to: Mr. Luis Martin Soto Tellez
 Ave. Norte América 301
 Parque Industrial Las Américas
 Ciénega de Flores, Nuevo Leon, Mexico, C.P. 65550
 Telephone: (81) 8158.8800

With a copy to (without shall not constitute notice):
Attention: Mr. Cesar G. Cruz Ayala
Av. Ricardo Margain Zozaya 335
Torre I Piso 7
Col. Valle del Campestre
66265 San Pedro Garza García, N.L. ,
México
Telephone: (81) 8133.6000

The Parties shall notify each other of any change on their relevant corporate names or addresses.

Twenty-Second.-  Indemnification, Relationship Between the Parties.

22.1 Indemnification. Lessor agrees to indemnify, defend and hold Lessee free and harmless from any claims for personal injury or property damage which may be asserted against the Lessee during the term hereof, arising out of the negligence or tortious actions or omissions of Lessor, its contractors, servants, employees, agents, assigns, representatives, licensees or invitees.  Likewise, Lessee agrees to indemnify, defend and hold Lessor free and harmless from any claims for personal injury or property damage which may be asserted against Lessor during the term hereof, arising out of the negligence or tortious actions or omissions of Lessee, its contractors, servants, employees, agents, assigns, representatives, licensees or invitees.

22.2 Relationship Between the Parties.  Nothing in this Lease shall be deemed or interpreted as to constitute Lessor and Lessee as partners, agents or employees one another, and none of the terms of this Lease shall be interpreted as to make any of the Parties responsible for debts, liabilities and obligations of the other Party or any prior lessees or lessors.  Unless otherwise agreed in this Lease, the Parties hereby agree not to undertake or take action or to carry out an act or omission that (a) may create an obligation to the other Party and, (b) make any third party believe that one of the Parties is a representative of the other or is authorized to act under the name and representation of the other.  Notwithstanding the foregoing and except for what is expressly agreed herein, none of the Parties may undertake actions of any nature or assume obligations or liabilities on behalf of the other Party.

22.3 Labor.Lessee specifically assumes all labor responsibility for all employees that Lessee hire or employ for the performance of Lessee's Activities and any other activity by Lessee or its sublessees on the Leased Property and Lessee shall comply with all employer related obligations in connection with such employees pursuant to the applicable laws.  Lessee shall be completely responsible for the payment and contributions of the entire quotas to the Mexican Social Security, Workers Housing Development Fund, Retirement System Fund, Income Tax, salaries, compensations, and other benefits of Lessee's employees under the applicable laws.

Twenty-Third.-  Jurisdiction and Governing Law.

The Parties agree that this Lease shall be governed and interpreted in accordance with the Civil Code of the State of Nuevo Leon, Mexico and other applicable laws and regulations.  For all matters pertaining to the interpretation, performance, and enforcement of this Lease, the Parties expressly submit to the jurisdiction of the competent Courts sitting in the city of Monterrey, State of Nuevo Leon, Mexico, waiving any other jurisdiction to which they may be entitled to use by reason of their present or future domiciles or otherwise.

Twenty-fourth.-  Miscellaneous.

24.1 Brokers. [Intentionally Omitted].

24.2 Translation. The Parties agree that this Lease shall be executed in the English language in the understanding, however, that upon request by any Party, a Spanish version will be prepared and signed. In such event, both Parties agree that the Spanish version of the Lease would control in the event that any of them wishes to file a claim before competent courts under this Lease.

24.3 Estoppel Certificates.  The Parties agree, from time to time, within ten (10)  calendar days after request of the other Party, to reasonably execute and deliver to such Party, or to any Party's designee, any estoppel certificate requested by the other Party in the form attached hereto as Exhibit "K", stating that this Lease is in full force and effect, the date to which rent has been paid, that any of the Parties is not in default hereunder (or specifying in detail the nature of the corresponding Party's default)  the termination date of this Lease and such other matters pertaining to this Lease as may be requested by any of the Parties. Each Party's obligation to furnish each estoppel certificate in a timely fashion is a material inducement for the execution of this Lease. No cure or grace period provided in this Lease shall apply to obligations to timely deliver an estoppel certificate provided however, that, in no event; neither Party is entitled to request the execution of this certificate more than three (3) times per each calendar year.

24.4 Captions.  Marginal captions and titles of to this Lease are for convenience and reference only and are in no way to be construed as defining, limiting, or modifying the scope or intent of the various provisions of this Lease.

24.5 Severability.  If any term or provision of this Lease shall, to any extent, be declared illegal, invalid, void or unenforceable, the remaining provisions hereof shall not be affected or impaired thereby unless the term is material to this Lease, in which case the Parties agree in good faith to renegotiate the term.  All other terms and provisions of this Lease shall remain in full force and effect to the fullest extent permitted by law.

24.6 Free Will.  The Parties hereby acknowledge that the foregoing agreement bears no duress, coercion, violence or intimidation among them and that neither one of them has abused of the ignorance, misery or inexperience of the other Party and thus, hereby waive their right to bring action to rescind or void the foregoing agreement as contemplated in Article 1709 of the Civil Code for the State of Nuevo Leon, Mexico.

24.7 Assignment.  Lessor may assign this Lease to any third party, provided it gives prior written notice to the Lessee with at least thirty (30) calendar days in advance of such assignment. Lessee may not assign this Lease Agreement without the prior writing consent from Lessor.

24.8 Waiver. Except for the Renewal Option set forth in Clause 6.3 above, Lessee hereby waives to any other options, rights of first refusal or preferential rights over the Leased Property, including those mentioned in Articles 2341, 2379 and 2381 of the Civil Code of the State of Nuevo Leon.

24.9 Exhibits.  For greater certainty, this Lease is comprised by this contract and the Exhibits listed hereunder, all of which (when signed by the Parties hereto), have been evaluated and duly authorized by the Parties hereto and all of which shall be deemed an integrating part of this Lease.  The Parties hereby agree that if any discrepancy or inconsistency should exist between this Lease and any of the Exhibits hereof, the terms and conditions of this Lease shall prevail over the Exhibits, but only to the extent of such discrepancy of inconsistency.

Exhibit A:	Title deed of Leased Property.
Exhibit B:	Layout of the Leased Property.
Exhibit C:	Certificate Of No Liens Issued By The Public Registry
Exhibit D:	Proof of payment of property taxes accruing on the Leased Property.
Exhibit E:	Zoning certificate for the Leased Property.
Exhibit E-1	Phase I Environmental Assessment
Exhibit F:	Cover Letter and Summary of Soil mechanics study.
Exhibit G:	Intentionally Omitted.
Exhibit H Exhibit H-1	Specifications of Leased Property Additional Improvements
Exhibit I:	Substantial Completion Certificate
Exhibit J: Exhibit K: Exhibit L:	Maintenance Carnet. Estoppel Form Park Regulations

In Witness Whereof, the Parties have caused this Lease to be executed through their duly authorized representatives, being August 16, 2016.

[INTENTIONALLY LEFT IN BLANK, SIGNATURE PAGES BELOW]

Lessor: PARQUE INTERNACIONAL ESCOBEDO, S.A. DE C.V.
/S/ Rodrigo Cantu Segpvia _______________________________ By: Mr. Rodrigo Cantú Segovia Title: Attorney in Fact	/S/ Juan Carlos Gonzalez Quezada ________________________________ By: Mr. Juan Carlos Gonzalez Quezada Title: Attorney in Fact

Lessee: ACCURIDE DEL NORTE, S.A. de C.V	Guarantor ("Fiador") ACCURIDE DE MÉXICO, S.A. DE C.V

/S/ Luis Martin Soto Tellez
________________________________
By: Mr. Luis Martin Soto Tellez
Title: Attorney in Fact

Witness:
 /S/ Ernesto Lopez Gonzalez
_______________________
Name: Ernesto Lopez Gonzalez

/S/ Luis Martin Soto Tellez
________________________________
By: Mr. Luis Martin Soto Tellez
Title: Attorney in Fact

Witness:
/S/ Diego Ruen Acosta Chin
_________________________
Name: Diego Ruen Acosta Chin